UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 22, 2011
Morgans Hotel Group Co.
(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 277-4100
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On April 22, 2011, Mondrian Holdings LLC, a subsidiary of Morgans Hotel Group Co. (the “Company”), entered into a purchase and sale agreement to sell the Mondrian Los Angeles hotel for $137 million to Wolverines Owner LLC, an affiliate of Pebblebrook Hotel Trust. The parties have agreed that the Company will continue to operate the hotel under a 20-year management agreement with one 10-year extension option. The transaction is expected to close in the second quarter and is subject to satisfaction of customary closing conditions.
The Company expects to receive net proceeds of approximately $40 million after applying a portion of the proceeds from the sale along with approximately $6 million of cash in escrow to retire the $103.5 million of outstanding mortgage debt secured by the hotel.
The Company has received a $5 million security deposit, which is non-refundable except in the event of a default by the Company.
A copy of the purchase and sale agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2011. The above description is a summary of the agreement and is qualified in its entirety by the complete text of the agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.
Date: April 27, 2011	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer